As filed with the Securities and Exchange Commission on March 24, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WHITE ELECTRONIC DESIGNS CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	35-0905052
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
3601 E. University Drive
Phoenix, Arizona 85034
(Address of Principal Executive Offices)
White Electronic Designs Corporation 2006 Director Restricted Stock Plan
(Full title of the plan)
Hamid R. Shokrgozar
President and Chief Executive Officer
White Electronic Designs Corporation
3601 E. University Drive
Phoenix, Arizona 85034
(Name and address of agent for service)
(602) 437-1520
(Telephone number, including area code, of agent for service)
Copies of all communications to:
Michael Donahey, Esq.
Kandace W. Richardson, Esq.
Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004-2202
(602) 382-6000
CALCULATION OF REGISTRATION FEE

Title of each		Proposed	Proposed
class of securities	Amount	maximum	maximum	Amount of
to be	to be	offering price	aggregate	registration
registered	Registered (1)	per share (2)	offering price	fee
White Electronic Designs Corporation Common Stock, $0.10 par value per share	216,666 shares	$5.80	$1,256,663	$135

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the number of shares being registered shall include an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the White Electronic Designs Corporation 2006 Director Restricted Stock Plan.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended. The price is based upon the average of the high and low sales price per share of Common Stock on March 21, 2006, as reported by the Nasdaq National Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent to participating directors as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     White Electronic Designs Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 1, 2005, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on December 15, 2005.
2. The Registrant’s Quarterly Report on Form 10-Q filed with the Commission pursuant to the Exchange Act on February 9, 2006.
3. The Registrant’s Current Reports on Form 8-K filed with the Commission on January 20, 2006, February 7, 2004 and March 24, 2006.
4. The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (No. 000-30767) filed with the Commission on June 7, 2000.
5. The description of the Registrant’s Common Stock Purchase Rights contained in the Registration Statement on Form 8-A (No. 001-04817) filed with the Commission on May 21, 1998.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under Indiana law, a corporation may indemnify an individual made a party to a threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, because the individual is or was a director against liability incurred in the proceeding if: (i) the individual’s conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation, (B) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation, and (C) in the case of a criminal proceeding, the individual either had reason to believe the individual’s conduct was lawful, or had no reason to believe the individual’s conduct was unlawful. Unless limited by its articles of incorporation, a corporation shall indemnify a director, officer, employee or agent who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director, officer, employee or agent was a party because the director, officer, employee or agent is or was a director, officer, employee or agent of the corporation against reasonable expenses incurred in connection with the proceeding. A corporation may pay for or reimburse reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding in advance of final disposition of the proceeding if: (i) the individual furnishes the corporation written affirmation of the individual’s good faith belief that the individual has met the standard of conduct for permissive indemnification set forth above; (ii) the individual furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that the individual did not meet such standard of conduct; and (iii) a determination is made by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding that the facts known to them would not preclude indemnification under Indiana law. In addition, a corporation may indemnify and advance expenses to a director, officer, employee or agent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.
     The Registrant’s Amended and Restated Articles of Incorporation provide that the Registrant shall indemnify a director or officer of the Registrant who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the Registrant against reasonable expenses incurred by the director or officer in connection with the proceeding. The Registrant may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the Registrant against liability if authorized in the specific case after determination, in the manner required by Indiana law, that indemnification is permissible in the circumstances because the individual has met the standard of conduct for permissive indemnification under Indiana law set forth above. The indemnification and advancement of expenses for directors, officers, employees and agents of the Registrant shall apply when such persons are serving at the Registrant’s request while a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as well as in their official capacity with the Registrant. The Registrant may also pay for or reimburse the reasonable expenses incurred by a director, officer, employee or agent of the Registrant who is a party to a proceeding in advance of final disposition of the proceeding upon compliance with Indiana law.
     The Registrant’s Amended and Restated Articles of Incorporation also provide that the Registrant may purchase and maintain insurance in the manner specified under Indiana law.
     The Registrant’s Amended and Restated Code of Bylaws provide that the following shall apply with respect to liability on the part of a director, a member of any committee or of another committee appointed by the Board (an “Appointed Committee”), officer, employee or agent of the Registrant (collectively, “Corporate Persons,” and individually, a “Corporate Person”) for any loss or damage suffered on account of any action taken or omitted to be taken by a Corporate Person:
     (a) General Limitation. No Corporate Person shall be liable for any loss or damage if, in taking or omitting to take any action causing such loss or damage, either (1) such Corporate Person acted (A) in good faith, (B) with the care an ordinary prudent person in a like position would have exercised under similar circumstances, and (C) in a manner such Corporate Person reasonably believed was in the best interests of the Registrant, or (2) such Corporate Person’s breach of or failure to act in accordance with the standards of conduct set forth in Clause (a)(1) above (“Standards of Conduct”) did not constitute willful misconduct or recklessness.
     (b) Reliance on Corporate Records and Other Information. Any Corporate Person shall be fully protected, and shall be deemed to have complied with the Standards of Conduct, in relying in good faith, with respect to any information contained therein, upon (1) the Registrant’s records, or (2) information, opinions, reports or statements (including financial statements and other financial data) prepared or presented by (A) one or more other Corporate Persons whom such Corporate Person reasonably believes to be competent in the matters presented, (B) legal counsel, public accountants or other persons as to matters that such Corporate Person reasonably believes are within such person’s professional or expert competence, (C) a committee or an Appointed Committee, of which such Corporate Person is not a member, if such Corporate Person reasonably believes such committee or Appointed Committee merits confidence, or (D) the Board, if such Corporate Person is not a director and reasonably believes that the Board merits confidence.

     Each individual who is or was a member of the Board or a committee appointed by the Board to administer the 2006 Director Restricted Stock Plan (“Plan”) will be indemnified and held harmless by the Registrant against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all settlement amounts paid by him or her, with the Registrant’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she gives the Registrant an opportunity, at its own expense, to assume the defense before he or she undertakes to defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Registrant’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Registrant may have to indemnify them or hold them harmless. The Plan is governed by Arizona law.
     In addition, the Registrant from time to time has entered into or may enter into agreements to indemnify certain of its directors and officers to the fullest extent allowed by law, subject to certain exceptions. To the extent the Board or stockholders may in the future wish to limit or repeal the Registrant’s ability to provide indemnification to its officers and directors, such repeal or limitation may not be effective as to directors or officers who are parties to any indemnification agreements because their rights to full protection would be contractually assured by those agreements.
     Under Indiana law, a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, member, manager, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, member, manager, employee, or agent, whether or not the corporation would have power to indemnify the individual against the same liability under Indiana law.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     A list of exhibits is set forth on the Exhibit Index.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of the following communication, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
Any communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on March 24, 2006.

WHITE ELECTRONIC DESIGNS CORPORATION

By:	/s/ Hamid R. Shokrgozar

Hamid R. Shokrgozar
Chairman, President and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of White Electronic Designs Corporation, an Indiana corporation (the “Company”), hereby constitutes and appoints Hamid R. Shokrgozar and Roger A. Derse, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, each with the power of substitution for him in any and all capacities, with full power and authority in said attorneys-in-fact and agents and in any one or more of them, to sign, execute and affix his seal thereto and file the proposed registration statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended, which registration statement relates to the registration and issuance of the Company’s Common Stock, pursuant to the White Electronic Designs Corporation 2006 Director Restricted Stock Plan and any of the documents relating to such registration statement, any and all amendments to such registration statement, including any amendment thereto changing the amount of securities for which registration is being sought, and any post-effective amendment, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority; granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hamid R. Shokrgozar Hamid R. Shokrgozar	President, Chief Executive Officer, Chairman of the Board (Principal Executive Officer)	March 24, 2006

/s/ Roger A. Derse Roger A. Derse	Chief Financial Officer, Secretary and Treasurer (Principal Accounting and Financial Officer)	March 24, 2006

/s/ Thomas M. Reahard Thomas M. Reahard	Director	March 24, 2006

/s/ Thomas J. Toy Thomas J. Toy	Director	March 24, 2006

/s/ Jack A. Henry Jack A. Henry	Director	March 24, 2006

/s/ Edward A. White Edward A. White	Vice Chairman of the Board, Director	March 24, 2006

/s/ Paul D. Quadros Paul D. Quadros	Director	March 24, 2006

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4.1	Shareholder Rights Agreement, effective December 6, 1996 (incorporated herein by reference to Exhibit 5(b) on Form 8-K, filed on December 19, 1996)

4.1A	Amendment No. 1 to Rights Agreement, effective as of May 3, 1998 (incorporated herein by reference to Exhibit 4.3 to the Registration Statement on Form S-4, filed on June 11, 1998, Registration No. 333-56565)

4.2	Amended and Restated Articles of Incorporation of White Electronic Designs Corporation (incorporated herein by reference to Exhibit 3.1 on Form 10-K filed December 24, 1998)

4.3	Third Amended and Restated Registration Rights Agreement (incorporated herein by reference to Exhibit 4.1 to Form S-3/A, filed on June 30, 2003)

4.4	White Electronic Designs Corporation 2006 Director Restricted Stock Plan (incorporated herein by reference to Appendix A to the Proxy Statement, filed January 24, 2006)

5.1	Opinion of Snell & Wilmer LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Snell & Wilmer LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the Signature Page hereof)